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                                                                    EXHIBIT 23.1
                                                                    ------------

The Board of Directors
eMerge Interactive, Inc.:

We consent to the inclusion of our report dated April 20, 1999, with respect to the consolidated balance sheets of eMerge Interactive, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Form 8-K of Internet Capital Group, Inc. dated November 22, 1999.


                                 /s/ KPMG LLP

Orlando, Florida
November 22, 1999